Exhibit 99.1

Central European Distribution Corporation Added to NASDAQ Q-50 index; Company Reconfirms Guidance

Bala Cynwyd, Pennsylvania September 18, 2008: Central European Distribution Corporation (NASDAQ: CEDC) today announced that the Company will be added to the NASDAQ Q-50 stock index on September 22, 2008. The Index is designed to track the performance of the 50 securities that are next in line to replace the securities currently included in the NASDAQ-100 Index. The NASDAQ Q-50 Index is re-ranked on a quarterly basis.

William Carey, President and CEO commented, “We are extremely pleased to be included in the NASDAQ Q-50 starting on Monday. The NASDAQ market has been a great platform for us to expand our investor base and increase liquidity in our stock. As highlighted in our investor call on September 3rd , our business performance continues to be strong in our core markets of Poland and Russia and as we are approaching our strongest quarter (4th quarter) in terms of sales and profits we remain very bullish on our business outlook.”

Chris Biedermann, CFO, commented, “We continue to see strong business fundamentals for us in Poland and Russia and also have seen a strengthening of the Polish currency over the last two weeks. Our current debt obligations are predominately long term and with our strong cash flow generation and acquisition financing completed early this year, we believe our balance sheet is well capitalized to deal with short term obligations that will arise next year. We also believe we are well positioned to deliver on our previously issued guidance. We therefore reconfirm our full year 2008 net sales guidance of $1.65-$1.80 billion and our full year comparable fully diluted earnings per share guidance of $2.75-$2.95. We also reconfirm our full year 2009 net sales guidance of $1.93 – $2.03 billion and our full year comparable fully diluted earnings per share guidance of $3.75-$4.00.”

CEDC has reported net income and fully diluted net income per share guidance in accordance with GAAP and on a non-GAAP basis, referred to in this release as comparable non-GAAP net income. CEDC’s management believes that the non-GAAP reporting giving effect to the adjustments shown in the attached reconciliation provides meaningful information and an alternative presentation useful to investors’ understanding of CEDC’s core operating results and trends. CEDC discusses results and guidance on a comparable basis in order to give investors better insight into underlying business trends from continuing operations. CEDC’s calculation of these measures may not be the same as similarly named measures presented by other companies. These measures are not presented as an alternative to net income computed in accordance with GAAP as a performance measure, and you should not place undue reliance on such measures. A reconciliation of GAAP to non-GAAP measures can be found in the section “Unaudited Reconciliation of Non-GAAP Measures” at the end of this press release.

CEDC is the largest vodka producer in Poland and produces the Absolwent, Zubrowka, Bols and Soplica brands, among others. CEDC currently exports Zubrowka to many markets around the world, including the United States, England, France and Japan. CEDC also produces and distributes Royal Vodka, the top selling vodka in Hungary, and produces Parliament Vodka, the leading premium vodka in Russia.

CEDC also is the leading national distributor of alcoholic beverages in Poland by value, and a leading importer of alcoholic beverages in Poland and Hungary. In Poland, CEDC imports many of the world’s leading brands, including brands such as Carlo Rossi Wines, Concha y Toro wines, Metaxa Brandy, Remy Martin Cognac, Guinness, Sutter Home wines, Grant’s Whisky, Jagermeister, E&J Gallo, Jim Beam Bourbon, Sierra Tequila, Teacher’s Whisky, Campari, Cinzano, Skyy Vodka and Old Smuggler.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the actual results, performance or achievements of CEDC to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Investors are cautioned that forward-looking statements are not guarantees of future performance and that undue reliance should not be placed on such statements. CEDC undertakes no obligation to publicly update or revise any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, unless required to do so by the securities laws. Investors are referred to the full discussion of risks and uncertainties included in CEDC’s Form 10-K for the fiscal year ended December 31, 2007, and in other documents filed by CEDC with the Securities and Exchange Commission.

Contact:

Jim Archbold,

Investor Relations Officer

Central European Distribution Corporation

610-660-7817

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

UNAUDITED RECONCILIATION OF NON-GAAP MEASURES

(in thousands, except share and per share information)

Full Year Guidance, 12 Months Ending December 31,	2008	2009
Range for GAAP Fully Diluted Earnings per Share	$3.42	$3.68
	$3.62	$3.93

A. Foreign exchange impact related to outstanding Senior Notes	(0.76)	0.00
B. Other acquisition related costs	0.02	0.00
C. Cost associated with early retirement of debt	0.01	0.00
D. Impact of expensing stock options	0.03	0.07
E. Other non-recurring items	0.03
Range for Comparable non-GAAP Fully Diluted Earnings per Share	$2.75	$3.75
	$2.95	$4.00

Comparable measures are provided as additional information as management believes this information provides investors with better insight on underlying business trends and results in order to evaluate ongoing financial performance. Descriptions of these items are presented below:

A.	Represents the net after tax impact of the foreign currency revaluation related to our Senior Secured Notes and Senior Convertible Notes as these borrowings have been pushed down to entities that have the Polish Zloty as the functional currency. The impact of foreign exchange revaluation will change, which may have a material effect on our financial results.
B.	Represents pre-acquisition financing costs related to the Parliament acquisition in 2008.
C.	Represents the net after tax costs associated with retirement of $14 million of the Senior Secured Notes in 2008.
D.	On January 1, 2006 CEDC adopted SFAS 123(R) and began to expense stock options. This amount represents the net after tax impact of the expensing of stock options.
E.

On June 30, 2008, CEDC terminated operations of the German import business acquired as part of the Parliament acquisition and in July 2008, moved all German import operations to a 3rd party importer. The $1.461 million represents the net loss incurred by the discontinued operation for the 3 months ended June 30, 2008.